Exhibit 99.1

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Constellation Brands Elects Ernesto M. Hernández of General Motors de Mexico to its Board of Directors

VICTOR, N.Y., July 25, 2014 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that Ernesto M. Hernández, 56, president and managing director of General Motors de Mexico, S. de R.L. de C.V., has been elected to serve as a member of the board of directors effective as of the close of business on July 23, 2014.
“We are very pleased to welcome Ernesto to the board of directors and believe his experience with General Motors, a major multinational and Mexican consumer products company, will provide excellent guidance as Constellation continues to build its beer business,” said Constellation’s Chairman of the Board, Richard Sands. “We look forward to the contributions he will make to our organization.”
Since June 2011, Hernández has served as president and managing director of General Motors de Mexico, a Mexican subsidiary of General Motors Company. Prior to that appointment he served as vice president and executive director of sales, service and marketing of General Motors de Mexico, having served in that role from April 2003 through May 2011. Hernández began his career with General Motors de Mexico in 1980 and has held numerous positions of growing responsibility within that company.
Also effective July 23, 2014, Paul Smith retired from the board. “I would like to thank Paul for his steady leadership and thoughtful guidance over the past 17 years. He has seen Constellation through incredible growth and change during his tenure, and we have valued the perspective and experience he brought to our board,” said Sands.
Smith joined Constellation’s board in 1997 and concluded his last term as a director as of the company’s Annual Meeting of Stockholders on July 23, 2014.

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2013, Constellation was one of the best performing stocks in the S&P 500. Constellation is the number three beer company in the U.S. with high-end, iconic, imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 6,300 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

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